Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
May 15, 2026	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Fluence Energy, Inc.

4601 Fairfax Drive, Suite 600
Arlington, Virginia 22203

Re: Registration Statement on Form S-3 (Registration No. 333-295786); 23,000,000 shares of Class A common stock, par value $0.00001 per share

To the addressee set forth above:

We have acted as special counsel to Fluence Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale by the Selling Stockholders (as defined herein) of up to 23,000,000 shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), of the Company (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2026 (Registration No. 333-295786) (as so filed and amended, the “Registration Statement”), a base prospectus, dated May 12, 2026, (the “Base Prospectus”), a preliminary prospectus supplement, dated May 12, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated May 12, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated May 12, 2026, by and among the Company, the selling stockholders named in Schedule III thereto (the “Selling Stockholders”) and Barclays Capital Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

May 15, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated as of May 15, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP